Exhibit 10.2

EXECUTION COPY

Dated 5 February 2016

ZIMMER PTE LTD

and

STEPHEN OOI HONG LIANG

SETTLEMENT AGREEMENT

i

This Agreement is made on 5 February 2016 between:

(1)	Zimmer Pte Ltd (Singapore UEN No. 198201948K, a company incorporated under the laws of Singapore with its registered address at 315 Alexandra Road, #03-03, Sime Darby Business Centre, Singapore 159944 (the “Company”); and

(2)	Stephen Ooi Hong Liang (NRIC No. ) of , Singapore 127359 (the “Executive”).

Whereas:

(A)	Pursuant to an employment contract dated 28 January 1986, the Executive was initially employed by the Company as its Regional Manager.

(B)	The Executive has been employed as President of the Company for a period commencing 2 September 2002, and as an executive officer of the Company for a period commencing 9 December 2005. The Executive’s employment as President and executive officer of the Company ended 24 June 2015. Thereafter, the Executive has, for a period commencing 24 June 2015 been employed as Senior Executive Advisor.

(C)	Pursuant to this Agreement, it is agreed that the Executive’s last day of service with the Company will be 31 December 2015 (the “Last Day of Service”).

(D)	The Parties are desirous of effecting an amicable termination to the Executive’s employment on a full and final basis and in accordance with the applicable laws and regulations on the terms and conditions as set out in this Agreement.

It is hereby agreed as follows:

1.	Definitions and Interpretation

1.1	Whenever the following terms appear in this Agreement, they shall have the respective meanings specified below unless the context otherwise requires:

1.1.1	“Group” means the Company, any holding company of the Company, as well as their subsidiaries, affiliates, associate and/or related corporations; and “Group Company” refers to any company within the Group.

1.1.2	“Parties” mean the Company and the Executive and “Party” means any one of them.

1.2	The headings and sub-headings of the provisions of this Agreement are to facilitate reference only and do not form a part of this Agreement, and shall not in any way affect the construction or interpretation thereof.

1.3	Unless the context otherwise requires, in this Agreement:

1.3.1	words importing the singular shall include the plural and vice versa, words denoting any gender shall include every gender, and words denoting persons shall include firms and corporations and vice versa;

1.3.2	references to any person shall be construed as a reference to such person’s successors or permitted assigns;

1.3.3	the terms “hereof”, “herein”, “hereby”, “hereto”, “hereunder”, “hereafter”, “hereinafter” and similar words refer to this Agreement and not any particular Clause, or any other subdivision of this Agreement;

1.3.4	references to any “person” include any natural person, corporation, judicial entity, association, statutory body, partnership, limited liability company, joint venture, trust, estate, unincorporated organisation or government, state or any political subdivision, instrumentality, agency or authority;

1.3.5	the words “include” or “including” shall be deemed to be followed by “without limitation” or “but not limited to” whether or not they are followed by such phrases or words of like import;

1.3.6	references to any statute, regulation, notification or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted;

1.3.7	except to the extent that the context requires otherwise, references to a “day”, “month” or “year” shall be construed by reference to the Gregorian calendar and if any period of time is specified from a given day, the period is to be calculated exclusive of that day, and if any time limit falls on a day which is not a working day, then that time limit is deemed to expire only on the next working day; and

1.3.8	references to any deed, agreement or document include a reference to that deed, agreement or document as amended, supplemented, substituted, novated or assigned.

1.4	References to “Clause” or any other deed, agreement or document in this Agreement shall be construed as references to the Clauses and sub-clauses of this Agreement, or such other deed, agreement or document, as may be amended, modified or supplemented from time to time, and shall include a reference to any document which amends, modifies or supplements it, or is entered into, made or given pursuant to or in accordance with its terms.

2.	Mutual Agreement

2.1	Subject to the terms and conditions in this Agreement, the Company and the Executive mutually agree that the Executive’s employment will cease on the Last Day of Service.

2.2	On and from the Last Day of Service, the Executive shall not disrupt or attempt to disrupt, interfere or attempt to interfere with the Company’s business operations.

2.3	The Executive shall, save as expressly provided in this Agreement or any other agreement between the Parties, return to the Company forthwith all property of the Company. Property of the Company includes, but is not limited to, office access cards, locker keys, corporate credit cards, data storage equipment, computers, laptops, mobile phones, tablet devices, name cards and all documents, papers, memoranda, software, hardware, all computer files (and the data enclosed therein) and software, diskettes, electronic data storage devices, samples, confidential paper notes and other documents and all copies, in paper form or any other form, relating to the Company, its business or its customers.

3.	Payments

3.1	The Executive acknowledges that the Company has, on or before the Last Day of Service, paid the Executive the following:

3.1.1	the Executive’s base salary, for the time period from 1 December 2015 to the Last Day of Service, in an amount equal to S$59,316.67;

3.1.2	all allowances (e.g. for transport, mobile phone, broadband and iPad expenses) that the Executive is entitled to receive for the time period from 1 December 2015 to the Last Day of Service in an aggregate amount equal to S$7,380.7;

3.1.3	the encashed equivalent of any accrued but unutilised annual leave as at the Last Day of Service, in an aggregate amount equal to S$58,860.39; and

3.1.4	all other amounts due to the Executive pursuant to the Executive’s employment with the Company save as expressly set out within this Agreement.

3.2	Within 7 working days of the date of this Agreement, the Company shall pay the Executive payment equivalent to the sum of twenty-four (24) months’ base salary, being, inter alia, payment in consideration of the Executive’s obligations set out in Clause 6.2 below, in an aggregate amount equal to S$1,423,600.08.

3.3	The Company shall, subject to the terms and conditions of the Zimmer Biomet Holdings, Inc. Performance Incentive Plan Communication Bonus Year 2015 (the “Incentive Plan”), pay the Executive such bonuses as the Executive may be entitled to under the Incentive Plan (if any) in accordance with the terms and conditions (including but not limited to payment date(s)) of the same. For the avoidance of doubt, the Executive shall, subject to the other terms and conditions of the Incentive Plan, be eligible for such bonuses (if any) notwithstanding that he is not employed by the Company on the date of the bonus payments.

3.4	For the avoidance of doubt, the Executive shall continue to be solely responsible for paying any and all tax (if any) on income, payment and/or benefits in connection with the Executive’s employment and/or termination of his employment with the Company.

4.	Post-Termination

4.1	On and from the Last Day of Service, the Executive shall, save as expressly provided in this Agreement or any other agreement between the Parties, no longer be entitled to any and all of the Company’s benefits (including but not limited to allowances for transport, mobile phone, broadband and iPad expenses). The Executive shall also play no further part and/or exercise any power whatsoever in any capacity, including as an employee of the Company or the Group.

4.2	The Executive shall also not hold himself out as an employee, agent or representative of the Company or the Group after the Last Day of Service or any earlier date on which the employment of the Executive mutually comes to an end.

4.3	The Executive shall, if requested by the Company, cooperate fully with the Company in relation to any matter in respect of the Company, including but not limited to any investigations, handing over of his duties and responsibilities and/or any other requirements in connection with and/or arising from the Company’s business operations and/or commercial interests.

5.	Confidentiality Obligations

5.1	From the Last Day of Service, the Executive shall not communicate or disclose to any person whomsoever or otherwise make use of (and shall use his best efforts to prevent the publication or disclosure of) any Confidential Information. Confidential Information includes but is not limited to any and all of the Company’s and all other Group Companies’ trade secrets, confidential and proprietary information and all other information and data of the Company and all other Group Companies that is not generally known to the public or other third parties who could derive economic value from its use or disclosure, confidential business methods and processes, research and development information, business plans and strategies, marketing plans and strategies, information pertaining to current and prospective customers, information pertaining to distributors, pricing information, costing information, non-public financial information, personnel information, and information about current and prospective products or services, whether or not reduced to writing or other tangible medium of expression, including work product created by the Executive in rendering services for the Company and all other Group Companies.

5.2	Each Party shall treat as strictly private and confidential and not disclose, publish or use, in any way whatsoever, any information which relates to:

5.2.1	the existence, subject-matter and/or provisions of this Agreement; and

5.2.2	the negotiations relating to this Agreement and the fact that Parties have entered into this Agreement.

5.3	Clause 5.1 shall not prohibit the disclosure or use of any information if and to the extent:

5.3.1	the disclosure or use is required by law, any regulatory body or the rules or regulations of any recognised stock exchange;

5.3.2	the disclosure or use is required for the purpose of any proceedings arising out of this Agreement or any valid amendment or variation thereof;

5.3.3	the disclosure is made to professional advisors of a Party on terms that such professional advisors undertake to comply with the provisions of Clause 5.1 in respect of such information as if they were a party to this Agreement;

5.3.4	the information becomes publicly available (other than by a breach of this Agreement);

5.3.5	disclosure to relevant tax authorities for tax reasons; or

5.3.6	the other Party has given prior written approval to the disclosure or use.

Provided that prior to disclosure or use of any information pursuant to Clause 5.2.1 or 5.2.2, the Party concerned shall promptly notify the other Party of such requirement with a view to providing the other Party with the opportunity to contest such disclosure or use or otherwise to agree to the timing and content of such disclosure or use.

5.4	The obligations of each Party under Clause 5 shall continue into perpetuity and shall endure without limit in point of time

6.	Non-compete and Non-solicitation Covenants

6.1	Over the course of his employment, particularly as executive officer and president of the Company, the Executive has obtained and/or will continue to obtain trade secrets, Confidential Information (as defined at Clause 5.1 above) and personal knowledge of and influence over customers, clients and employees of the Group.

6.2	Subject to receipt of the payment at Clause 3.2 of this Agreement the Executive, shall not for a period of twelve (12) months from the Last Day of Service:

6.2.1	directly or indirectly, within the Restricted Geographical Area, be employed by, work for, consult with, provide services to, or lend assistance to any Competing Entity in a Prohibited Capacity. The Executive may be employed by, work for, consult with, provide services to, or lend assistance to a Competing Entity provided that: (i) the Competing Entity’s business is diversified; (ii) the part of the Competing Entity’s business with which Executive will be affiliated would not, evaluated on a stand-alone basis, be a Competing Entity; (iii) the Executive’s affiliation with the Competing Entity does not involve any Competing Products; and (iv) the Executive provides the Company and/or Group Companies a written description of the Executive’s anticipated activities on behalf of the Competing Entity which includes, without limitation, an assurance satisfactory to the Company and/or Group Companies that the Executive’s affiliation with the Competing Entity does not constitute a Prohibited Capacity.

6.2.2	(i) provide, sell, or market; (ii) assist in the provision, selling, or marketing of; or (iii) attempt to provide, sell or market any Competing Products to any of the Company’s and/or Group Companies’ customers located in the Restricted Geographical Area.

6.2.3	within the Restricted Geographical Area, urge, induce or seek to induce any of the Company’s and/or Group Companies’ independent contractors, subcontractors, distributors, brokers, consultants, sales representatives, customers, vendors, suppliers or any other person or entity with whom the Company and/or Group Companies has a business relationship at the time of the Executive’s termination of employment with the Company to terminate its or their relationship with, or representation of, the Company and/or Group Companies or to cancel, withdraw, reduce, limit or in any manner modify any such person’s or entity’s business with, or representation of, the Company and/or Group Companies.

6.2.4	within the Restricted Geographical Area, employ, solicit for employment, or advise any other person or entity to employ or solicit for employment, any individual employed by the Company at the time of Executive’s termination of employment with the Company, or otherwise directly or indirectly induce or entice any such employee to leave his/her employment with the Company to work for, consult with, provide services to, or lend assistance to any Competing Entity.

6.3	For the purposes of this Clause 6, the following terms shall have the respective meanings specified below unless the context otherwise requires:

6.3.1	“Competing Product” means any product, process or service that is similar (or would serve as a substitute for) and competitive with any product, process or service that the Company and/or Group Companies is researching, developing, manufacturing, distributing, selling and/or providing at the time of the Executive’s termination of employment with the Company.

6.3.2	“Competing Entity” means any entity that researches, develops, manufactures, markets, distributes and/or sells one or more Competing Products, including Astra Tech Dental (part of AstraZeneca Group); DePuy Orthopaedics, Inc. and DePuy Spine Inc. (subsidiaries of Johnson & Johnson); Japan Medical Materials Corporation; Japan Medical Dynamic Marketing, Inc.; Medtronic, Inc.; Nobel Biocare Holding AG; NuVasive, Inc.; Smith & Nephew plc; Straumann Holding AG; Stryker Corporation; Synthes, Inc.; and the subsidiaries and affiliates of each of the foregoing. A Competing Entity is diversified if it operates multiple, independently operating business divisions, units, lines or segments some of which do not research, develop, manufacture, market, distribute and/or sell any Competing Products.

6.3.3	“Prohibited Capacity” means (a) any same or similar capacity to that held by Executive at any time during the Executive’s last 2 years of employment with the Company; (b) any executive or managerial capacity; or (c) any capacity in which Executive may be required, or in which it may be advantageous to a person other than the Company and/or Group Companies for the Executive to use or refer to the Executive’s knowledge of Confidential Information.

6.3.4	“Restricted Geographical Area” means Australia, China, Hong Kong, India, Japan, Korea, Malaysia, New Zealand, Singapore, Taiwan, and Thailand.

6.4	The Executive agrees that in case of breach of any of the covenants undertaken under Clause 6.2 above, he shall be obliged to pay to the Company and/or relevant Group Company, by way of liquidated damages, an amount equal to the sum of 12 months of his last drawn base salary without prejudice for any further damage and the right of the Company and/or relevant Group Company to activate any judicial remedy, also on an injunctive basis, for the enforcement of the covenant.

7.	Release and Discharge

7.1

The Executive irrevocably and unconditionally, fully and forever releases, remises and discharges the Company, the Group, as well as all of their directors, officers, members, employees, shareholders, agents, servants, advisers, representatives and successors in name and/or title (collectively, the “Related Parties”) from any and all claims, actions, debts, obligations, liabilities, costs or expenses, disputes, causes of action of whatsoever kind or nature which he has, had, may have had, or now or may in the future have for or by reason of any matter, cause, issue or thing whatsoever arising from and/or in connection with his employment with the Company, including but not limited to any applicable employment or retirement laws (collectively, the “Claims”).

7.2	The Executive acknowledges that he has no Claims against the Company, the Group as well as all their Related Parties and further undertakes not to institute, commence or continue any proceedings (whether legal, arbitral, administrative or otherwise) against the Company, the Group or any of their Related Parties, anywhere in the world arising from and/or in connection with his employment with the Company.

7.3	In addition to the above, the Executive further represents, warrants and undertakes to the Company that he will not, directly or indirectly, make or publish any disparaging or derogatory statements about the Company and any other Group Companies; about the Company’s and any other Group Companies’ products, processes or services; or about the Company’s and any other Group Companies’ past, present and future officers, directors, employees, attorneys and agents. Disparaging or derogatory statements include, but are not limited to, negative statements regarding Company’s business or other practices; provided, however, nothing herein shall prohibit the Executive from providing any information as may be compelled by law or legal process.

8.	Indemnity

8.1	The Executive shall fully indemnify and hold harmless the Company from any and all loss, damage, costs, actions, claims, liabilities, proceedings, demands, risks, charges and/or expenses of whatsoever nature and howsoever arising, whether direct, indirect, joint, several, actual, contingent or otherwise (including legal fees on an indemnity basis), including but not limited to claims made by third parties, arising from any breach of this Agreement by the Executive.

9.	Entire Agreement

This Agreement supersedes and cancels all previous deeds, agreements, warranties and undertakings whether oral or written, express or implied, given or made by the Parties, and shall constitute the entire agreement between the Parties in respect of the matters set out herein, and no further terms and conditions shall be included or implied.

10.	Illegality and Severability

In case any provision in this Agreement shall be, or at any time shall become invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not in any way affect or impair any other provision of this Agreement but this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been contained herein.

11.	Reasonableness

The Executive confirms that he has been given the opportunity to review and consider this Agreement (including the opportunity to seek independent legal advice in relation to and/or in connection with all the matters provided for in this Agreement) and he agrees, having considered the terms of this Agreement as a whole, that the terms of this Agreement are fair and reasonable.

12.	Third Party Rights

Save for all Group Companies and their directors, officers, members, employees, shareholders, agents, servants, advisers, representatives and successors in name and/or title, a person who or which is not a party to this Agreement shall not have any right under the Contracts (Rights of Third Parties) Act (Chapter 53B) to enforce any provision of this Agreement.

13.	Governing Law

This Agreement shall be governed by, and construed in accordance with, the laws of Singapore.

14.	Dispute Resolution

In the event of any claim or matter arising out of and/or in connection with this Agreement, including any question regarding its existence, validity, enforceability or termination, the Parties agree to submit to the exclusive jurisdiction of the Singapore courts.

15.	General

15.1	Upon receiving the payments referred to in Clause 3.1 above, the Executive shall sign a statement acknowledging that the said sums have been paid to him and that no sum, save for the amounts due and payable under Clause 3.3 (if applicable), is due or outstanding to him whatsoever thereafter under this Agreement and his employment with the Company. The Executive shall further acknowledge that the payments referred to in Clauses 3.1 and 3.2 above represent the full and final settlement of all and any Claims or rights of action that he has or may have against the Company or the Group relating to his employment and termination thereof, and any other matter including any statutory claims that he has or may have save for the amounts due and payable under Clause 3.3 (if applicable).

15.2	Notwithstanding the foregoing, equity awards granted to the Executive prior to the Completion Date shall continue to be governed by the terms and conditions of those awards including the payment by the Company of any amounts properly owing to the Executive. In this regard, the Executive was awarded a certain number of restricted stock units (“RSUs”) during his employment which, depending on, inter alia, the Executive’s compliance with the terms and conditions, his performance up to the Last Day of Service and the discretion of the Compensation and Management Development Committee of the Board, may vest after the Last Day of Service. For completeness, the details of the RSUs are set out as follows:

Award Type	Vesting Date (Contingent on Performance)	Maximum Number of RSUs Which May Vest (Contingent on Performance)
Performance RSU	18 March 2016	15,325
Performance RSU	17 March 2017	12,590

15.3	The Executive further agrees and confirms that he will not be entitled to receive any further sums from the Company or the Group following or in connection with his employment or its cessation, or on any other ground save for those specified in this Agreement.

16.	Counterparts

16.1	This Agreement may be entered into in any number of counterparts and by the Parties on separate counterparts, each of which when so executed and delivered shall be an original, but all the counterparts so executed by the Parties shall together constitute one and the same instrument and shall be binding on the Parties as if they had executed this Agreement in a single document.

In witness whereof this Agreement has been entered into on the date stated at the beginning.

The Executive

SIGNED by

/s/ STEPHEN OOI HONG LIANG

in the presence of:

/s/ AMY ENG

Witness’ signature

Name: Amy Eng

Address:

The Company

SIGNED by

/s/ SANG UK YI

for and on behalf of

ZIMMER PTE LTD

in the presence of:

/s/ AMY ENG

Witness’ signature

Name: Amy Eng

Address: